Exhibit 99.1

January 6, 2012

lululemon athletica founder Chip Wilson to step down as Chief Innovation and Branding Officer, will continue to serve as Chairman of the Board of Directors

VANCOUVER – lululemon athletica inc. [NASDAQ:LULU; TSX:LLL] today announced that Chip Wilson, founder, Chairman of the Board and Chief Innovation and Branding Officer of lululemon athletica plans to resign his executive position of Chief Innovation and Branding Officer effective January 29, 2012. Mr. Wilson will continue to serve as Chairman of the Board of Directors of lululemon. “I remain deeply committed to the Company’s continued success and given the strength we’ve built into the organization over the past three years, I feel comfortable leaving the company with Christine Day at the helm of a world class management team whom I fully believe will continue to elevate our world. I look forward to continuing to contribute in my role as Chairman of the Board,” said Mr. Wilson.

“Chip has created a legacy that has inspired the world and the mantle of leadership and care for the culture, values and mission of lululemon is now in our hands,” said Christine Day, CEO of lululemon. “I am proud to be leading lululemon and excited about our future.”

About lululemon athletica inc.

lululemon athletica (NASDAQ:LULU; TSX:LLL) is a yoga-inspired athletic apparel company that creates components for people to live a long, healthy and fun life. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.

Contacts:

Investor Contact:

Joseph Teklits / Jean Fontana

ICR, Inc.

203-682-8200

Media Contact:

Alecia Pulman

ICR, Inc.

203-682-8224

Creating components for people to live a long, healthy and fun life